Exhibit 10.13

Execution Copy

EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of January 18, 2007, by and between Fairway Group Holdings Corp., a Delaware corporation with an office at 2284 12th Avenue, New York, New York, 10027 (the “Company”), and Daniel Glickberg, an individual residing at 11 Lewis Road, Irvington, NY 10533 (the “Executive”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of October 31, 2006 (the “Purchase Agreement”), among (i) the Company, (ii) Fairway Operating Corp., Fairway Wholesale & Distribution Co., Inc., Anytime Food Corp., Fairway Central Services, Fairway Plainview, LLC and Fairway Brooklyn, LLC (collectively, the “Sellers”), (iii) Howard Glickberg, Harold Seybert and David Sneddon, and (iv) Fairway Group Acquisition Company, the Company is acquiring the retail grocery and food service business currently operated by the Sellers;

WHEREAS, it is a condition to the Closing (as defined in the Purchase Agreement) that Executive shall have entered into this Agreement;

WHEREAS, contemporaneously with entering into this Agreement, the Company and the Executive are entering into a Restricted Stock Agreement, of even date herewith;

WHEREAS, prior to the date hereof, Executive was employed by [the Sellers]; and

WHEREAS, the Company and its subsidiaries (collectively, the “Fairway Group”) desire that Executive be employed to serve in a senior executive capacity with the Fairway Group, and Executive desires to be so employed by the Fairway Group, upon the terms and subject to the conditions herein set forth, effective as of the time of the Closing.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.                                       EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Vice President of the Fairway Group reporting to the Chief Operating Officer (the “COO”) of the Fairway Group.

2.                                        TERM.

The term of employment under this Agreement shall begin on the date hereof and shall continue until January, 2017, subject to prior termination in accordance with the terms hereof (the “Initial Term”) provided, however, that, the Initial Term shall be automatically extended for two successive additional periods of one (1) year (each such one-year period, an “Additional Term”), unless either party shall have given written notice to the other party of non-extension at least (i) six (6) months prior to the end of the Initial Term or (ii) sixty (60) days prior to the end of the then applicable Additional Term (the Initial Term and any Additional Term collectively, the “Employment Term”).

3.                                       COMPENSATION.

(a)                                As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of any member of the Fairway Group, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an initial annual salary of $100,000 (One Hundred Thousand Dollars) (the “Annual Salary”). Executive’s Annual Salary hereunder for the remaining years of employment shall be determined by the Board of Directors of the Company (the “Board of Directors”) in its sole discretion, but shall not in any year be reduced below the rate for the previous year.

(b)                                During each year of the Employment Term, Executive shall be eligible for such bonuses, if any, as may be determined by the Board of Directors from time to time in its sole discretion.

(c)                                 If there is a Sale of the Company (as defined below) or consummation of the Company’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (hereinafter, a “Liquidity Event”) then Executive will be entitled to receive a bonus (hereinafter, a “Liquidity Bonus”) in connection with such Liquidity Event equal to:

the vested portion of 1% of the Bonus Pool (as defined below), provided that, after giving effect to the payment of the entire Bonus Pool, Sterling achieves at least a 20% internal rate of return, compounded annually, and 2.0x its investment in the Measurement Shares; or

the vested portion of 1.5% of the Bonus Pool (as defined below), provided that, after giving effect to the payment of the entire Bonus Pool, Sterling achieves at least a 25% internal rate of return, compounded annually, and 2.5x its investment in the Measurement Shares; or

the vested portion of 2.5% of the Bonus Pool (as defined below), provided that, after giving effect to the payment of the entire Bonus Pool, Sterling achieves at least a 30% internal rate of return, compounded annually, and 3.0x its investment in the Measurement Shares on the date hereof.

For the avoidance of doubt, Executive shall only be entitled to receive one of the foregoing bonuses.

For purposes hereof, Measurement Shares shall mean those shares of the Company’s capital stock (both common and preferred) purchased by Sterling prior to the date of the Liquidity Event. In computing the internal rate of return of Sterling with respect to the Measurement Shares, no amounts received pursuant to any management agreement, and no transaction fee paid to Sterling or any of its affiliates (including any transaction fee received in connection with the transactions contemplated by the Purchase Agreement or the Liquidity Event), shall be deemed received by Sterling in respect of the Measurement Shares.

Notwithstanding the proviso contained in the immediately preceding sentence, if the internal rate of return and the applicable 2.0x, 2.5x or 3.0x threshold, as the case may be is not met if the Bonus Pool is paid in full, but will be met if the Bonus Pool is only partially paid, then Executive shall be deemed to have waived that portion of his Bonus Pool such that, after giving effect to the waiver, such thresholds are met, and Executive shall be entitled to the non-waived portion of his bonus in accordance with the terms hereof. For purposes hereof, the “Bonus Pool” shall be equal to the quotient arrived at by dividing (x) the applicable percentage (i.e. 1%, 1.5% or 2.5% as set forth above) of the purchase price paid by the buyer, after deducting all indebtedness (including the preferred stock liquidation value) and expenses that the sellers are obligated to pay in the sale and deducting all amounts placed in escrow for indemnification and working capital adjustments (provided that, upon release of such amounts from escrow to sellers, such amounts shall then be treated as purchase price), by (y) one (1) minus the aggregate (fully diluted, as converted) equity ownership interest (stated as a percentage) in the Company that is then held by the Stockholders and Junior Partners (as such terms are defined in the Purchase Agreement) and each of their successors and assignees. For purposes hereof, the foregoing ownership interest shall be calculated as that percentage arrived at by comparing (x) the aggregate shareholdings of all such aforementioned persons to (y) the aggregate issued and outstanding shares of capital stock, of the Company, in each instance on a fully diluted, as converted basis.

“Sale of the Company” means one or more of the following effected in a single transaction or series of transactions, whether or not related, with one or more Independent Third Parties: (i) the sale of all or substantially all of the Company’s assets (including the shares of the Company’s subsidiaries) or the assets of the Company’s subsidiaries, on a consolidated basis; (ii) the sale of all of the issued and outstanding capital stock of the Company; or (iii) the merger or consolidation of the Company or substantially all of its subsidiaries with one or more Independent Third Parties in a transaction in which such third party(ies) thereafter control, directly or indirectly, the business and affairs of the Company or the subsidiaries party to such transaction. Twenty-five percent (25%) of the Liquidity Bonus will become vested on the Closing Date and an additional twenty-five percent (25%) of the Liquidity Bonus will be vested on each of January 2008, 2009, and 2010, provided that the vested Liquidity Bonus will cease to be vested if Executive’s employment is terminated by Executive without good reason prior to the occurrence of a Change in Control or Executive violates the provisions of Section 9 hereof.

The Liquidity Bonus, if any, shall be paid within ten (10) days following the occurrence of the Liquidity Event, unless the payment will cause a default (with or without notice or with or without the passage of time or both) under the Fairway Group’s credit arrangements, in which case the payment shall be deferred until the payment shall no longer cause a default under such arrangements. This Section 3(c) shall not apply to a recapitalization of the Company by Sterling.

(d)                              Executive shall be entitled to a one time signing bonus of $250,000.

4.                                      EXPENSES.

The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy as established from time to time by the Board of Directors. Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.

5.                                       OTHER BENEFITS.

Executive shall be entitled to the amount of vacation consistent with past practice (but not to exceed 4) weeks of paid vacation per year, and to participate in such benefit plans and arrangements and receive any other benefits customarily provided by the Company to its senior management personnel (including any profit sharing, pension, short- and long-term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans), all as determined from time to time by the Board of Directors, including at least one designee of Sterling (the “Benefit Plans”). Executive shall not be entitled to rollover or otherwise accumulate unused vacation days without the prior consent of the Board of Directors, including at least one designee of Sterling.

6.                                       DUTIES.

(a)                                 Executive shall perform such reasonable duties and functions as the COO may lawfully assign to him and as are typically performed by executives in his position, and Executive shall comply in the performance of his duties with the policies of the Company and the Board of Directors, and be subject to the direction of the COO of the Company and the Board of Directors.

(b)                                During the Employment Term, Executive shall devote all of his business time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties; provided, however, that Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder and do not violate Section 9 hereof. Executive shall perform the duties assigned to him with fidelity and to the best of his ability.

(c)                                 Nothing contained in this Section 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in non-competing investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

7.                                        TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)                                 Executive’s employment hereunder shall terminate upon the first to occur of the following:

(i)                                     upon thirty (30) days’ prior written notice to Executive upon the determination by the Board of Directors that Executive’s employment shall be terminated for any reason which would not constitute “justifiable cause”;

(ii)                                  upon written notice to Executive upon the determination by the Board of Directors that there is justifiable cause for such termination;

(iii)                               automatically upon the death of Executive;

(iv)                             in accordance with the terms of subsection (e) hereof upon the “disability” (as defined below) of Executive;

(v)                                upon written notice by Executive to the Company of a termination for “good reason” (as defined below) within thirty (30) days after the event that constitutes good reason;

(vi)                             upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without good reason; or

(vii)                           upon expiration of the Employment Term.

(b)                                 For the purposes of this Agreement:

(i)                                     The term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material functions of his duties, with or without reasonable accommodation, for a period of three (3) months (whether or not consecutive) in any twelve (12) month period during the Employment Term, as reasonably determined by the Board of Directors, in good faith, after examination of Executive by an independent physician reasonably acceptable to Executive.

(ii)                                  The term “good reason” shall mean (A) the relocation of Executive’s principal office to a location that is not within a seventy-five (75) mile radius of New York City, (B) any request by the CEO that Executive engage in unlawful behavior, (C) any diminution in the duties, functions or responsibilities such that Executive’s duties, functions and responsibilities are materially inconsistent with the duties, functions and responsibilities that Executive performed for Sellers prior to the date hereof or (D) the failure of the Company to remit, in full and timely fashion, all compensation payable to Executive hereunder (subject to the Company’s right to defer payment of Liquidity Bonus as set forth in Section 3(c)) in each case that has not been remedied within thirty (30) days (five (5) days in the case of clause (D)) after written notice from Executive to the Board of Directors.

(iii)                               The term “justifiable cause” shall mean (A) Executive’s repeated failure or refusal to attempt to perform his duties pursuant to this Agreement where such failure shall not have ceased or been remedied within fifteen (15) days following written warning from the Company; (B) Executive’s breach of this Agreement where such breach is material and shall not have ceased or been remedied within fifteen (15) days following written warning from the Company; provided that nothing in this clause (B) shall require prior notice and a right to cure under any other clause of this definition; (C) Executive’s performance of any act or his failure to act, which constitutes a crime or offense involving money or property of the Fairway Group or a felony in the jurisdiction involved; (D) Executive’s performance of any act or his failure to act which constitutes, in the reasonable good faith determination of the Board of Directors made after giving the Executive an opportunity to confront the charges before the Board of Directors, dishonesty, malfeasance or a breach of a fiduciary trust, including without limitation misappropriation of funds or a misrepresentation (other than as a result of a good faith mistake by Executive) of the Company’s financial performance, operating results or financial condition to the Board of Directors or any executive officer; (E) any intentional unauthorized disclosure by Executive to any person, firm or corporation other than the members of the Fairway Group and their respective directors, managers, officers and employees, of any confidential information or trade secret of the Fairway Group; (F) any attempt by Executive to secure any personal profit (other than through his ownership of equity in the Company) in connection with the business of the Fairway Group (for example, without limitation, using Fairway Group assets to pursue other interests, diverting any business opportunity belonging to the Fairway Group to himself or to a third party, insider trading or taking bribes or kickbacks); (G) Executive’s engagement in a fraudulent act; (H) Executive’s engagement in conduct or activities materially damaging to the property, business or reputation of the Fairway Group, as determined in reasonable good faith by the Board of Directors; (I) Executive’s unlawful use of controlled substances; (J) any act or omission by Executive involving malfeasance or negligence in the performance of Executive’s duties to the material detriment of the Fairway Group, as determined in reasonable good faith by the Board of Directors made after giving the Executive an opportunity to confront the charges before the Board of Directors; or (K) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person.

(iv)                              A “Change of Control” shall be deemed to occur upon the occurrence of any of the following events: (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, Sterling or any company of which Sterling owns, directly or indirectly, 51 percent or more of the voting power of its then outstanding securities) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51 percent or more of the voting power of the Company’s then outstanding securities; (B) the Company merges or consolidates with any other person other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 51 percent or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person who is not a stockholder (or an affiliate of such Stockholder) at such time acquires 51 percent or more of the combined voting power of the Company’s then outstanding securities; or (C) the Company sells, leases, exchanges or otherwise transfers (in one transaction or a series of related transactions) all or substantially all of the assets of the Company or liquidates or dissolves. For purposes of clarity, no Change of Control shall be deemed to occur as a result of a public offering of securities of the Company pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

(c)                                Upon termination of Executive’s employment by the Company for justifiable cause or by Executive for other than good reason, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s Annual Salary and reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the date of his termination of employment.

(d)                               If Executive should die during the Employment Term, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s Annual Salary and reimbursement of expenses pursuant to Section 4 as has been accrued through the date of his death, the amount of any bonus, if any, pursuant to Section 3(b) and otherwise which has been accrued through the date of his death.

(e)                                Upon a finding by the Board of Directors of Executive’s disability in accordance with Section 7(b) hereof (the “Disability Determination”), the Company shall have the right to terminate Executive’s employment. Any termination pursuant to this subsection (e) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company’s election to terminate. In such event, Executive shall thereupon be entitled to receive such portion of Executive’s Annual Salary and reimbursement of expenses pursuant to Section 4 as has been accrued through the date of the Disability Determination, the amount of any bonus, if any, pursuant to Section 3(b) and otherwise which has been accrued through the date on which Executive became disabled. Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

(f)                                  Notwithstanding any provision to the contrary contained herein:

(i)                                   in the event that Executive’s employment is terminated during the Employment Term (A) by the Company without justifiable cause (other than due to death or disability) or (B) by Executive for good reason, the Company shall pay Executive (1) for a period equal to the longer of (aa) the remainder of the Employment Term or (bb) one year from the date of termination, a monthly payment (subject to applicable tax withholding) equal to one-twelfth of his then Annual Salary, and (2) the amount of any bonus, if any, pursuant to Section 3(b) and otherwise which has been accrued, which amounts shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof and any payments or benefits payable under the Benefit Plans);

(ii)                                 If a Change of Control occurs during the Employment Term and Executive’s employment is terminated within twenty-four (24) months after such Change of Control (i) by the Company (other than for justifiable cause, death or disability) or (ii) by the Executive for good reason, the Company shall pay Executive for a period equal to:

(X)                              two years from the date of termination (if the Change of Control occurs after the fifth anniversary of the date of this Agreement); or

(Y)                               the greater of two years from the date of termination or the remainder of the period ending on the fifth anniversary of this Agreement (if the Change of Control occurs prior to the fifth anniversary of this Agreement).

(1) a monthly payment (subject to applicable tax withholding) equal to one-twelfth of his then Annual Salary and (2) an annual bonus equal to the amount of any bonus, if any, awarded to Executive pursuant to Section 3(b) in the year prior to his termination and (3) the Red Hook Success Bonus if earned at the date of termination, which amounts shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof and any payments or benefits payable under the Benefit Plans).

(iii)                             in the event the Company timely elects not to renew this Agreement pursuant to the first sentence of Section 2, the Company shall, following the end of the Initial Term or the Additional Term, as the case may be, pay Executive (A) until the twelve (12) month anniversary of the date of the notice of election not to renew this Agreement (provided that such notice shall not be given more than twelve (12) months prior to the expiration of the Initial Term or any Additional Term) a monthly payment (subject to applicable tax withholding) equal to one-twelfth of his then Annual Salary and (B) the amount of any bonus, if any, pursuant to Section 3(b) which has been accrued through the date of termination, which amounts shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof and any payments or benefits payable under the Benefit Plans); or

(iv)                            Executive’s employment may not be terminated by the Company without justifiable cause prior to a Change of Control or Liquidity Event.

The period during which payments are made pursuant to clauses (i)(l) and (ii) of this Section 7(f) is hereinafter referred to as the “Severance Period.” The Company will pay Executive’s and Executive’s eligible dependents’ COBRA continuation health coverage premiums (to the same extent the Company bears the expense of coverage for Executive and his eligible dependents under its group health plan at the time of termination) until the earliest of (x) the end of the Severance Period, (y) the date Executive begins employment with another entity which provides substantially similar benefits to Executive or (z) Executive and Executive’s dependents cease to be eligible for such coverage. The payments made pursuant to clauses (i) and (ii) of this Section

7(f) and the payment of COBRA continuation coverage premiums as provided in the preceding sentence are collectively hereinafter referred to as the “Severance Payments.” The Company’s obligation to make the Severance Payments shall be conditional upon (1) Executive executing a general release in favor of the Fairway Group and its current and former stockholders, directors, officers and employees (which release shall not waive Executive’s rights to all Severance Payments hereunder, including Executive’s right to enforce payment of such Severance Payments), and (2) Executive’s compliance with his obligations under Sections 9, 10, 11 and 12 hereof.

(g)                                Upon Executive’s termination of his employment hereunder for other than good reason, this Agreement (other than Sections 4, 7(g), 9, 10, 11, 12, 15 and 21, which shall survive in accordance with their terms) shall terminate. In such event, Executive shall be entitled to receive such portion of Executive’s Annual Salary as has been accrued to date. Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof. Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

(h)                                Upon the Company giving notice of termination pursuant to Section 7(a)(i) or (ii) or Executive giving notice of termination pursuant to Section 7(a)(v) or (vi), the Company may require that Executive immediately leave the Company’s premises, but such requirement shall not affect the effective date of termination of employment.

8.                                      REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

(a)                                 Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

(b)                                Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be reasonably required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

9.                                       NON-COMPETITION.

(a)                                 In view of the unique and valuable services expected to be rendered by Executive to the Company, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Company and in consideration of the compensation to be received hereunder, the consideration to be received under Section 3(d) hereof, and Executive’s ownership interest in the Company, Executive agrees that during his employment by the Company and for a period of one (1) year following the termination of Executive’s employment hereunder (the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any person engaged in the retail grocery and food services business and related services anywhere in the northeastern United States; provided that the foregoing restriction shall only be applicable if Executive’s employment is terminated by the Company for justifiable cause or the Company’s election not to renew this Agreement or by Executive without good reason; and provided further that if Executive accepts employment with a competitor of the Company, Executive’s Severance Payments hereunder shall be reduced by the reasonable compensation that would be paid to a person in the position accepted by Executive. The record or beneficial ownership by Executive of up to one percent (1%) of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder. In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, request or cause any suppliers or customers with whom the Company has a business relationship to cancel or terminate any such business relationship with any member of the Fairway Group or solicit, interfere with, entice from or hire from any member of the Fairway Group any employee (or former employee) of any member of the Fairway Group. If the Company breaches its obligation to make the Severance Payments or to comply with its obligations under Section 4 hereof, and such breach is not cured within thirty (30) days after written notice of such breach is provided to the Company by Executive, Executive shall be released from his obligations under this Section 9. If Executive does not comply with his obligations under this Section 9 (other than in the circumstances described in the preceding sentence), then notwithstanding anything herein to the contrary, the Company shall not be obligated to pay Executive any remaining portion of the Severance Payments.

(b)                              If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(c)                               Executive acknowledges that the provisions of this Section 9 were a material inducement to the Company to consummate the transactions contemplated by the Purchase Agreement (the “Acquisition”), and that the Company would not consummate the Acquisition but for the agreements and covenants contained herein. Executive further acknowledges that the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Fairway Group. Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 9 on the ground of breadth of its geographic or product and service coverage or length of term. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(d)                              The existence of any claim or cause of action by Executive against the Company or any other member of the Fairway Group shall not constitute a defense to the enforcement by the Fairway Group of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

10.                             INVENTIONS AND DISCOVERIES.

(a)                                 Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the Employment Term, solely or jointly with others, using the Fairway Group’s resources, or relating to any current or proposed business or activities of the Fairway Group known to him as a consequence of his employment or the rendering of services hereunder (collectively, the “Subject Matter”).

(b)                               Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for any thereof in any and all countries and to vest title thereto in the Company. Executive shall assist the Company in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reasonably compensated for his time and reimbursed his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the Non-Competition Period.

11.                            NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)                               Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants) or as is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company’s CEO, to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment hereunder, relating to the Fairway Group, any client of the Fairway Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which becomes publicly available from sources unrelated to the Fairway Group.

(b)                               All information and documents relating to the Fairway Group as hereinabove described (or other business affairs) shall be the exclusive property of the Fairway Group, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.

12.                            SPECIFIC PERFORMANCE.

Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Fairway Group and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

13.                            AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

14.                            GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

15.                            SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16.                            WITHHOLDING.

The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

17.                           NOTICES.

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

18.                             COUNTERPARTS AND FACSIMILE SIGNATURES.

This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

19.                            WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

20.                              ENTIRE AGREEMENT AND BINDING EFFECT.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, and may be modified only by a written instrument signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company. It is intended that Sections 9, 10, 11, 12 and 21 benefit each of the Company and each other member of the Fairway Group, each of which is entitled to enforce the provisions of Sections 9, 10, 11, 12 and 21.

21.                             ARBITRATION.

(a)                                The parties hereto agree that all claims between them (other than those seeking specific performance or other equitable relief) resulting from this Agreement, any certificate, schedule, exhibit or other document delivered pursuant hereto, and the transactions contemplated hereby, shall be settled by arbitration as set forth in this Section 21. The parties hereto acknowledge that they have had the opportunity to consult with counsel regarding this Section 21, that they fully understand its terms, content and effect, and that they voluntarily and knowingly agree to the terms of this Section 21 and to arbitration of all claims between them (other than those seeking specific performance or other equitable relief).

(b)                                Any dispute between the parties arising out of or in any way related to this Agreement or any other agreement in any way arising out of or related to this Agreement (including, but not limited to the Transaction Documents (as such term is defined in the Purchase Agreement), shall be resolved exclusively by arbitration before a single independent arbitrator chosen by the American Arbitration Association (“AAA”) and conducted under the AAA’s Commercial Arbitration Rules, it being the intention of the parties that no possible dispute between them be litigated in a court and that any and all possible disputes between them be arbitrated except as provided in Section 12. The arbitration proceeding will take place in the City of New York, State of New York. The arbitrator must have the following minimum qualifications: he or she must (a) be admitted to the New York Bar for at least 20 years, and (b) be a corporate litigation partner in a law firm with at least 300 lawyers. To the extent permitted by the AAA’s rules, the arbitrator shall be required (a) to apply the Federal Rules of Evidence, and (b) render a decision strictly in accordance with the laws of the State of New York. For the purposes of this Section 21, the term “parties” shall be interpreted as broadly as possible so as to grant any and all affiliates, subsidiaries, officers, directors, employees, attorneys, professionals, shareholders, members, general partners, limited partners, general partnerships, limited partnerships, limited liability companies, persons or any other forms of business entities in any way affiliated or connected with the Company (“Related Third Parties”) the absolute and unequivocal right to demand arbitration in any dispute with Executive that would be governed by this Section 21 if it were a dispute solely between the Company and Executive. Moreover, Executive hereby unequivocally waives any claim that he or it should not be required to arbitrate a dispute with any Related Third Party because such party is not a signatory to this Agreement, and instead acknowledges that any and all Related Third Parties are express third party beneficiaries of this Section 21. Any arbitration commenced pursuant to this Section 21 shall be consolidated with any other pending arbitration arising out of or in any way related to this Agreement or any agreement related to this Agreement (including but not limited to the Transaction Documents). The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall render his award not later than thirty (30) days after the conclusion of the hearing. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrator shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrator is expressly limited accordingly.

(c)                                 Judgment may be entered on the award of the arbitrator and may be enforced in any competent court having jurisdiction; provided, however, that no motion to confirm any arbitration award shall be made for ten days after such award. In the event that the losing party pays the full amount of the award within that ten day period, no motion for confirmation shall be made, and the arbitrator’s award shall remain confidential. Absent a motion to confirm or vacate an arbitrator’s award, the fact and details of the arbitration proceeding pursuant to this Section 21 shall remain strictly confidential.

22.                              SURVIVAL.

Except as otherwise expressly provided herein, the termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 9, 10, 11, 12 and 21 hereof.

23.                             Intentionally Omitted.

24.                             FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

25.                              CONSTRUCTION OF AGREEMENT.

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

26.                             HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Charles Santoro
Name: Charles Santoro
Title:

/s/ Daniel Glickberg
Daniel Glickberg